SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 7, 2010

ATLANTIC BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	001-15061	59-3543956
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1315 South Third Street
Jacksonville Beach, Florida 32250
(address of principal executive offices)
Registrant’s telephone number: (904) 247-9494

ITEM 1.01.   Entry into a Material Definitive Agreement.

Effective January 7, 2010, Oceanside Bank (the “Bank”), a wholly-owned subsidiary of Atlantic BancGroup, Inc. entered into a Stipulation to the Issuance of a Consent Order (“Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”). Pursuant to the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation, to the issuance of a Consent Order by the FDIC and the OFR, also effective as of January 7, 2010

The Consent Order represents an agreement among the Bank, the FDIC and the OFR as to areas of the Bank’s operations that warrant improvement and presents a plan for making those improvements. The Consent Order imposes no fines or penalties on the Bank.

Pursuant to the Consent Order, the Bank’s Board of Directors is required increase its participation in the affairs of the Bank. This participation shall include comprehensive, documented meetings to be held no less frequently than monthly. The Bank must also develop, submit for comment to the FDIC and the OFR, and approve a management plan for the purpose of providing qualified management for the Bank.

During the life of the Consent Order, the Bank shall not add any individual to the Bank’s Board of Directors or employ any individual as a senior executive officer without the prior non-objection of the FDIC and the OFR.

Within 90 days of the effective date of the Consent Order and, thereafter, during the life of the Consent Order, the Bank shall achieve and maintain a Tier 1 Leverage Capital Ratio of not less than 8% and a Total Risk Based Capital Ratio of not less than 11%. In the event such ratios fall below such levels, the Bank shall notify the FDIC and the OFR and shall increase capital in an amount sufficient to reach the required ratios within 90 days of such notice.

The Bank shall also be required to maintain a fully funded Allowance for Loan and Lease Losses (“ALLL”), the adequacy of which shall be satisfactory to the FDIC and the OFR. The Board of Directors shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL consistent with regulatory policies. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

Pursuant to the Consent Order, the Bank must review, revise and adopt its written liquidity, contingency funding and funds management policy to provide effective guidance and control over the Bank’s funds management activities. The Bank must also implement adequate models for managing liquidity; and, calculate monthly the liquidity and dependency ratios.

Throughout the life of the Consent Order, the Bank shall not accept, renew, or rollover any brokered deposit, and comply with the restrictions on the effective yields on deposits exceeding national averages.

While the Consent Order is in effect, the Bank shall notify the FDIC and the OFR, at least, 60 days prior to undertaking asset growth in excess of 10% or more per annum or initiating material changes in asset or liability composition.

While the Consent Order is in effect, the Bank shall not declare or pay dividends, interest payments on subordinated debentures or any other form of payment representing a reduction in capital without the prior written approval of the Supervisory Authorities.

While the Consent Order remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination, eliminate from its books any remaining balance of any assets classified “Loss” and 50% percent of those classified “Doubtful”, unless otherwise approved in writing by the FDIC and the OFR. Within 60 days from the effective date of the Consent Order, the Bank shall formulate a plan, subject to approval by the FDIC and the OFR, to reduce the Bank’s risk exposure in each asset, or relationship in excess of $500,000 classified “Substandard.”

The Bank shall also reduce the aggregate balance of assets classified “Substandard” in accordance with the following schedule: (i) within 90 days to not more than 100% of Tier 1 capital plus the ALLL; (ii) within 180 days to not more than 85% of Tier 1 capital plus the ALLL; (iii) within 270 days to not more than 60% of Tier 1 capital plus the ALLL; and (iv) Within 360 days to not more than 50% of Tier 1 capital plus the ALLL.

Beginning with the effective date of the Consent Order, the Bank shall not extend any credit to, or for the benefit of, any borrower who has a loan that has been charged off or classified “Loss” or “Doubtful” and is uncollected. Additionally, during the life of the Consent Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified “Substandard”, and is uncollected, unless the Bank documents that such extension of credit is in the Bank’s best interest.

Within 30 days from the effective date of the Consent Order, the Bank will engage a loan review analyst who shall review all loans exceeding $500,000.

Within 60 days from the effective date of the Consent Order, the Bank shall revise, adopt, and implement a written lending, underwriting and collection policy to provide effective guidance and control over the Bank’s lending function. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Within 30 days from the effective date of the Consent Order, the Board shall adopt and implement a policy limiting the use of loan interest reserves to certain types of loans.

Within 60 days from the effective date of the Consent Order, the Bank shall perform a risk segmentation analysis with respect to the any other concentration deemed important by the Bank. The plan shall establish appropriate commercial real estate (“CRE”) lending risk limits and monitor concentrations of risk in relation to capital.

Within 30 days from the effective date of the Consent Order, the Bank shall formulate and fully implement a written plan and a comprehensive budget. Within 60 days from the effective date of the Consent Order, the Bank shall prepare and submit to the FDIC and the OFR for comment a business strategic plan covering the overall operation of the Bank.

Within 30 days of the end of each calendar quarter following the effective date of the Consent Order, the Bank shall furnish written progress reports to the FDIC and the OFR detailing the form, manner, and results of any actions taken to secure compliance

ITEM 8.01. Other Events.

On January 13, 2010, Atlantic BancGroup, Inc. issued a press release concerning the Consent Order. A copy of the press release is furnished with this report as Exhibit 99.1

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are being filed or furnished with this Report:

10.9            Stipulation to Entry of Consent Order and Consent Order.
99.1           Press Release (solely furnished and not filed for purposes of Item 9.01).

Date:          January 13, 2010

Atlantic BancGroup, Inc.
(Registrant)

By:	/s/ Barry W. Chandler
Barry W. Chandler
Principal Executive Officer